SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  FORM 12B-25

                          NOTIFICATION OF LATE FILING

                       COMMISSION FILE NUMBER 33-19980-D

CHECK ONE

[X] FORM 10-K AND FORM 10-KSB [ ] FORM 11-K

[ ] FORM 20-F [ ] FORM 10-Q AND FORM 10-QSB [ ] FORM N-SAR

FOR THE PERIOD ENDED DECEMBER 31, 1999

[ ] TRANSITION REPORT ON FORM 10-K AND FORM 10-KSB

[ ] TRANSITION REPORT ON FORM 20-F

[ ] TRANSITION REPORT ON FORM 11-K

[ ] TRANSITION REPORT ON FORM 10-Q AND FORM 10-QSB

[ ] TRANSITION REPORT ON FORM N-SAR

FOR THE PERIOD ENDED _________________________

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES: ALL

                                     PART I

                             REGISTRANT INFORMATION

FULL NAME OF REGISTRANT : CGI HOLDING CORPORATION

ADDRESS OF PRINCIPAL EXECUTIVE OFFICE : 8400 BROOKFIELD AVE

CITY, STATE AND ZIP CODE : BROOKFIELD, ILLINOIS 60513



                                    PART II

                             RULE 12B-25(B) AND (C)

IF THE SUBJECT REPORT COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR EXPENSE AND THE REGISTRANT SEEKS RELIEF PURSUANT TO RULE 12B-25(B), THE FOLLOWING SHOULD BE COMPLETED. (CHECK BOX IF APPROPRIATE)

          (a) THE REASONS DESCRIBED IN REASONABLE DETAIL IN PART III OF THIS FORM COULD NO BE ELIMNATED WITHOUT UNREASONABLE EFFORT OR EXPENSE;

          (b)  THE SUBJECT ANNUAL REPORT, SEMI-ANNUAL REPORT, TRANSITION REPORT
   [X] ON FORM 10-KSB, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE 15TH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE;AND

          (c) THE ACCOUNTANT'S STATEMENT OR OTHER EXHIBIT REQUIRED BY RULE 12B-25(C) HAS BEEN ATTACHED IF APPLICABLE.

                                    PART III

                                   NARRATIVE

STATE BELOW IN REASONABLE DETAIL THE REASONS WHY FORM 10-KSB OR THE TRANSITION REPORT THEREOF COULD NOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD.


THE REGISTRANT IS INCORPORATING SEC COMMENTS RELATING TO 1997 10-KSB AND MERGER WITH SAFE ENVIRONMENT CORPORATION AND ROLI INK CORPORATION ON AUGUST 4, 1997.


                                    PART IV

                               OTHER INFORMATION

(1)  NAME  AND  TELEPHONE  NUMBER  OF  PERSON  TO  CONTACT  IN  REGARD  TO  THIS
NOTIFICATION


JOHN GIURA                (708)387-0900
---------------          ------------------
(NAME)                   (TELEPHONE NUMBER)

(2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PROCEEDING 12 MONTHS OR FOR SUCH SHORTER PERIOD THAT TH REGISTRANT WAS REQUIRED TO FILE SUCH REPORT(S) BEEN FILED? IF THE ANSWER IS NO, IDENTIFY REPORT(S).

[X] YES  [ ] NO

(3) IS IT ANTICPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF?

[ ] YES  [X] NO

                                   SIGNATURE

CGI HOLDING CORPORATION
-----------------------

HAS CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

DATE: MARCH 30, 2000    BY:/S/ JOHN GIURA
                               JOHN GIURA, PRESIDENT AND DIRECTOR
                               (PRINCIPAL EXECUTIVE OFFICER)